Exhibit 99
Joint Filing Information

The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102.

The address of Prudential Retirement Insurance and Annuity Company is 280 Trumbull Street, One Commercial Plaza, Hartford, CT 06103.